Exhibit 16.1

December 10, 2003


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Energy Conversion Devices, Inc.'s Form 8-K/A dated October 30, 2003, and have the following comments:

1.   We agree with the statements made in paragraph (a) subsections (i), (ii),
     (iv) and (vi), and paragraphs one and five of subection (v).

2. We have no basis on which to agree or disagree with the statements made in paragraph (a) subsections (iii) and (vii), and paragraphs two, three, four and six of subsection (v).

Yours truly,


/s/ Deloitte & Touche LLP